Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Greg Burns                Mark Nogal
Media Relations          Investor Relations
(847) 402-5600                (847) 402-2800

Allstate Delivers Excellent Results in 2019
Accelerates Transformative Growth Plan
NORTHBROOK, Ill., February 4, 2020 – The Allstate Corporation (NYSE: ALL) today reported financial results for the fourth quarter of 2019.

The Allstate Corporation Consolidated Highlights
	Three months ended December 31,			Twelve months ended December 31,
($ in millions, except per share data and ratios)	2019	2018	% / pts Change	2019	2018	% / pts Change
Consolidated revenues	$11,472	$9,481	21.0	$44,675	$39,815	12.2
Net income applicable to common shareholders	1,707	(585)	NM	4,678	2,012	132.5
per diluted common share	5.23	(1.71)	NM	14.03	5.70	146.1
Adjusted net income*	1,020	552	84.8	3,477	3,129	11.1
per diluted common share*	3.13	1.59	96.9	10.43	8.86	17.7
Return on common shareholders’ equity (trailing twelve months)
Net income applicable to common shareholders				21.7%	10.0%	11.7
Adjusted net income*				16.9%	16.2%	0.7
Book value per common share				73.12	57.56	27.0
Property-Liability combined ratio
Recorded	88.7	96.6	(7.9)	92.0	93.2	(1.2)
Underlying combined ratio*	84.9	86.3	(1.4)	85.0	85.3	(0.3)
Property and casualty insurance premiums written	9,190	8,859	3.7	36,954	34,986	5.6
Catastrophe losses	295	963	(69.4)	2,557	2,855	(10.4)
Total policies in force (in thousands)				145,937	114,257	27.7

*
Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are denoted with an asterisk and defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.

NM = not meaningful
“Allstate had excellent operating results in 2019 while pursuing long-term profitable growth,” said Tom Wilson, Chair, President and CEO of The Allstate Corporation. “Revenues reached $44.7 billion and net income was $4.7 billion for the year due to strong operating results. Adjusted net income* was $3.5 billion ($10.43 per share) for 2019 and $1.0 billion ($3.13 per share) for the fourth quarter, both substantially higher than the previous year, reflecting excellent underlying auto and homeowners insurance profitability and lower catastrophe losses. The Service Businesses continued growing rapidly, bringing total enterprise items in force to 145.9 million. Investment income declined for both the quarter and the year due to lower limited partnership income. Total return on the $88.4 billion portfolio, however, was 9.2% for the year, reflecting increased valuations of bonds and public equities. Adjusted net income return on equity* was 16.9% for the year. We finished a $3 billion share repurchase program in January, which reduced common shares outstanding by 4.9% during 2019, and today the board authorized another $3 billion share repurchase program.
“We also accelerated the Transformative Growth Plan to increase market share in the personal property-liability businesses and provide customers with a circle of protection,” continued Wilson. “The plan’s three components of increasing customer access, enhancing customer value and investing in growth will be a core part of 2020’s Operating Priorities. Customer access is being expanded by leveraging Esurance’s highly successful direct sales capabilities for the Allstate brand. Increased customer value will be provided by lowering expenses to improve affordability while investing in technology and marketing,” concluded Wilson.
Full Year 2019 Highlights

•	Allstate delivered on the 2019 Operating Priorities, which focus on both near-term performance and long-term value creation.

◦	Better Serve Customers: The Net Promoter Score, which measures how likely customers are to recommend us, increased for the enterprise with improvements at most businesses.

◦
Achieve Target Returns on Capital: Adjusted net income return on shareholders’ equity* was 16.9% for 2019, primarily driven by strong Property-Liability results. Allstate Life and Allstate Benefits generated good returns, and Service Businesses increased adjusted net income. The Property-Liability underlying combined ratio* was 85.0 for the year, at the favorable end of the full year guidance of 84.5 to 86.5(1). Allstate will no longer provide such guidance and instead focus on the broader measure of adjusted net income return on equity. On a long-term basis, the adjusted net income return on equity is expected to be between 14% and 17%(1).

◦
Grow Customer Base: Consolidated policies in force grew to 145.9 million in 2019. Property-Liability policies in force increased 1.3% to 33.7 million, and Allstate Protection Plans continued to rapidly expand, growing 45.3% to 99.6 million.

◦
Proactively Manage Investments: Total return on the $88.4 billion investment portfolio was 9.2% in 2019 and included a stable contribution from market-based investment income and higher fixed income and equity valuations. Net investment income of $3.2 billion in 2019 was 2.5% below prior year results as higher market-based income was offset by lower performance-based results. Performance-based investments have greater volatility in reported income but generated returns of 7.6% and 11.7% over one and three years, respectively.

◦
Build Long-Term Growth Platforms: The Transformative Growth Plan has been designed and initiated. Allstate Identity Protection is growing and launched its new Digital Footprint offering. Arity continued to expand capabilities and Avail, a car sharing platform, has begun operations.

Fourth Quarter 2019 Results

•
Total revenue of $11.47 billion in the fourth quarter of 2019 increased 21.0% compared to the prior year quarter. Property-Liability insurance premiums earned increased 5.4%. Net investment income decreased 12.3% in the fourth quarter on lower performance-based results, which included lower valuations on two private equity limited partnerships totaling $74 million, pre-tax. Realized capital gains increased revenues by $702 million in the fourth quarter of 2019, compared to losses of $894 million in the fourth quarter of 2018.

•
Net income applicable to common shareholders was $1.71 billion, or $5.23 per diluted share, in the fourth quarter of 2019, compared to a net loss of $585 million, or $1.71 per diluted share, in the fourth quarter of 2018. The net loss in 2018 reflected a large decline in equity valuations and California wildfire losses. Adjusted net income* of $1.02 billion, or $3.13 per diluted share, for the fourth quarter of 2019 was above the prior year quarter, primarily due to lower catastrophe losses.

_________
(1) A reconciliation of this non-GAAP measure to the combined ratio, a GAAP measure, is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes, and prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate losses as of the reporting date. In addition to these components, for adjusted net income return on on common shareholders’ equity, it is not possible to provide a reliable forecast for investment income on limited partnership interests and a reconciliation of this non-GAAP measure to return on common shareholders’ equity, a GAAP measure, is not possible on a forward-looking basis.

Property-Liability Results
	Three months ended December 31,			Twelve months ended December 31,
($ in millions, except ratios)	2019	2018	% / pts Change	2019	2018	% / pts Change
Premiums written	8,737	8,370	4.4%	35,419	33,555	5.6%
Underwriting income	1,000	286	NM	2,804	2,253	24.5

Recorded Combined Ratio	88.7	96.6	(7.9)	92.0	93.2	(1.2)
Allstate Brand Auto	92.8	92.4	0.4	92.0	91.3	0.7
Allstate Brand Homeowners	74.3	105.3	(31.0)	87.7	92.9	(5.2)
Esurance Brand	107.0	101.8	5.2	102.1	101.3	0.8
Encompass Brand	93.3	101.6	(8.3)	99.3	98.2	1.1

Underlying Combined Ratio*	84.9	86.3	(1.4)	85.0	85.3	(0.3)
Allstate Brand Auto	92.8	93.1	(0.3)	91.7	91.7	—
Allstate Brand Homeowners	61.1	61.6	(0.5)	63.0	63.2	(0.2)
Esurance Brand	96.4	99.8	(3.4)	97.0	98.3	(1.3)
Encompass Brand	88.2	101.2	(13.0)	88.6	90.5	(1.9)

•
Property-Liability written premium of $8.74 billion increased 4.4%, driven by policy growth and higher average premiums in the Allstate and Esurance brands. The recorded combined ratio of 88.7 in the fourth quarter of 2019 generated underwriting income of $1.00 billion, an increase of $714 million compared to the prior year quarter, primarily due to lower catastrophe losses, higher earned premiums and reduced operating expenses.

◦	The underlying combined ratio* of 84.9 for the fourth quarter of 2019 was 1.4 points below the prior year quarter, primarily reflecting a lower expense ratio.

◦
Allstate brand auto insurance net written premium grew 3.8%, and policies in force increased 1.5% in the fourth quarter of 2019 compared to the prior year quarter. The recorded combined ratio of 92.8 in the fourth quarter of 2019 was 0.4 points higher than the prior year quarter, and the underlying combined ratio* of 92.8 in the quarter was 0.3 points below the fourth quarter of 2018 as higher premiums earned and a lower expense ratio more than offset increased loss costs.

◦
Allstate brand homeowners insurance net written premium grew 4.7%, and policies in force increased 1.1% in the fourth quarter of 2019 compared to the prior year quarter. The recorded combined ratio of 74.3 in the fourth quarter of 2019 was 31.0 points below the fourth quarter of 2018, primarily driven by lower catastrophe losses. The underlying combined ratio* of 61.1 was 0.5 points lower than the prior year quarter due to a lower expense ratio, higher premiums earned and improved claim frequency, partially offset by increased claim severity.

◦
Esurance brand net written premium grew 2.5% as policies in force increased 2.3% in the fourth quarter of 2019 compared to the prior year quarter. The recorded combined ratio of 107.0 in the fourth quarter of 2019 was 5.2 points higher than the prior year quarter because of a $51 million, pre-tax, impairment to the remaining value ascribed to the Esurance brand in 2011, reflecting the decision to utilize the Allstate brand for direct sales. The combined ratio excluding impairment* was 97.4. The underlying combined ratio* of 96.4 was 3.4 points lower than the fourth quarter of 2018, as higher premiums earned and reduced operating expenses were partially offset by increased loss costs.

◦
Encompass brand net written premium decreased 2.8% in the fourth quarter of 2019 compared to the prior year quarter, driven by a decline in policies in force. The recorded combined ratio of 93.3 in the fourth quarter of 2019 was 8.3 points lower than the prior year quarter. The underlying combined ratio* of 88.2 in the fourth quarter was 13.0 points lower than the fourth quarter of 2018, driven by improvement in the loss and expense ratios.

Allstate Investment Results
	Three months ended December 31,			Twelve months ended December 31,
($ in millions, except ratios)	2019	2018	% / pts Change	2019	2018	% / pts Change
Net investment income	$689	$786	(12.3)	$3,159	$3,240	(2.5)
Market-based investment income(1)	735	696	5.6	2,886	2,727	5.8
Performance-based investment income(1)	—	145	NM	469	716	(34.5)
Realized capital gains and losses	702	(894)	NM	1,885	(877)	NM
Change in unrealized net capital gains, pre-tax	(246)	(11)	NM	2,711	(1,434)	NM
Total return on investment portfolio	1.3%	(0.2)%	1.5	9.2%	0.8%	8.4

(1)	Investment expenses are not allocated between market-based and performance-based portfolios with the exception of investee level expenses.

•
Allstate Investments $88.4 billion portfolio generated net investment income of $689 million in the fourth quarter of 2019, a decrease of $97 million from the prior year quarter, due to lower performance-based income.

◦	Total return on the investment portfolio was 1.3% for the quarter, reflecting strong fixed income and equity markets.

◦
Market-based investments contributed $735 million of investment income in the fourth quarter of 2019, an increase of $39 million, or 5.6%, compared to the prior year quarter. The market-based portfolio benefited from proactive actions that generated higher interest-bearing yields, including a duration extension of the Property-Liability fixed income portfolio.

◦
Performance-based investments income decreased $145 million compared to the prior year quarter. Fourth quarter results included a reduction in the valuation of two private equity limited partnerships of $74 million, pre-tax ($58 million, after-tax). Performance-based income was $469 million for the year, contributing to a 7.6% return.

◦	Net realized capital gains were $702 million in the fourth quarter of 2019, compared to losses of $894 million in the prior year quarter.

◦
Unrealized net capital gains decreased $246 million from the third quarter of 2019 and increased $2.71 billion from prior year end, as lower market yields in 2019 resulted in higher fixed income valuations.

Allstate Life, Benefits and Annuities Results
	Three months ended December 31,			Twelve months ended December 31,
($ in millions)	2019	2018	% Change	2019	2018	% Change
Premiums and Contract Charges
Allstate Life	$342	$340	0.6%	$1,343	$1,315	2.1%
Allstate Benefits	282	281	0.4	1,145	1,135	0.9
Allstate Annuities	3	4	(25.0)	13	15	(13.3)
Adjusted Net Income
Allstate Life	$76	$69	10.1%	$261	$295	(11.5)%
Allstate Benefits	16	26	(38.5)	115	124	(7.3)
Allstate Annuities	(33)	32	NM	10	131	(92.4)

•
Allstate Life adjusted net income was $76 million in the fourth quarter of 2019, a $7 million increase from the prior year quarter, primarily driven by higher net investment income and lower operating costs and expenses.

•
Allstate Benefits premium growth was 0.4% in the fourth quarter, a decline from previous levels, reflecting increased competition. Adjusted net income of $16 million in the fourth quarter of 2019 was $10 million lower than the prior year quarter, largely due to the write-off of acquisition costs related to the non-renewal of a large underperforming account.

•
Allstate Annuities adjusted net loss was $33 million in the fourth quarter of 2019 compared to adjusted net income of $32 million in the prior year quarter, primarily due to lower performance-based investment income.

Service Businesses Results
	Three months ended December 31,			Twelve months ended December 31,
($ in millions)	2019	2018	% / $ Change	2019	2018	% / $ Change
Total Revenues	$434	$356	21.9%	$1,649	$1,318	25.1%
Allstate Protection Plans (1)	189	137	38.0	700	509	37.5
Allstate Dealer Services	121	105	15.2	457	403	13.4
Allstate Roadside Services	65	74	(12.2)	279	302	(7.6)
Arity	35	24	45.8	119	88	35.2
Allstate Identity Protection (1)	24	16	50.0	94	16	NM
Adjusted Net Income (Loss)	$3	$8	$(5)	$38	$8	$30
Allstate Protection Plans	12	9	3	60	23	37
Allstate Dealer Services	7	5	2	26	15	11
Allstate Roadside Services	(1)	(6)	5	(15)	(20)	5
Arity	(3)	(1)	(2)	(7)	(11)	4
Allstate Identity Protection	(12)	1	(13)	(26)	1	(27)

(1)	Starting in the third quarter of 2019, we are reporting SquareTrade and InfoArmor using the names Allstate Protection Plans and Allstate Identity Protection, respectively.

•
Service Businesses policies in force grew to 105.9 million, and revenues increased to $434 million in the fourth quarter, 21.9% higher than the fourth quarter of 2018. Adjusted net income was $3 million, a decrease of $5 million compared to the prior year quarter, primarily due to a net loss at Allstate Identity Protection, reflecting investments in growth and integration costs.

◦
Allstate Protection Plans (formerly SquareTrade) revenue was $189 million in the fourth quarter of 2019, reflecting policy growth of 31.0 million compared to the fourth quarter of 2018. Adjusted net income of $12 million in the fourth quarter of 2019 was $3 million higher than the prior year quarter due to increased revenue and improved loss experience, partially offset by investments in growth.

◦	Allstate Dealer Services revenue grew 15.2% compared to the fourth quarter of 2018, and adjusted net income was $7 million, reflecting higher premiums and improved loss experience.

◦
Allstate Roadside Services revenue was $65 million in the fourth quarter of 2019. The adjusted net loss of $1 million in the fourth quarter was $5 million better than the prior year quarter, driven by lower costs and expenses.

◦
Arity revenue was $35 million in the fourth quarter of 2019, primarily from contracts with affiliates. The adjusted net loss of $3 million in the quarter includes investments in capabilities and growth.

◦	Allstate Identity Protection (formerly InfoArmor) had revenues of $24 million and an adjusted net loss of $12 million in the fourth quarter of 2019 related to growth and integration expenses.

Proactive Capital Management

“Allstate continued to provide strong cash returns to shareholders in 2019,” said Mario Rizzo, Chief Financial Officer. “We repurchased 16.4 million shares of our common stock and paid $653 million in common shareholders dividends in 2019. Over the last three years, Allstate has increased the proportionate ownership of a common share by 14.7% through share repurchases. The $3 billion share repurchase program we announced in October 2018 was completed in late January 2020, and today the board approved a new $3 billion share repurchase authorization to be completed by the end of 2021. We also reduced the cost of capital by redeeming multiple series of preferred stock and issuing two new series at lower rates, which will reduce preferred dividends by $17 million annually.”

Visit www.allstateinvestors.com to view additional information about Allstate’s results, including a webcast of its quarterly conference call and the call presentation. The conference call will be held at 9:30 a.m. ET on Wednesday, February 5. Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value data)	December 31, 2019	December 31, 2018
Assets
Investments:
Fixed income securities, at fair value (amortized cost $56,293 and $57,134)	$59,044	$57,170
Equity securities, at fair value (cost $6,568 and $4,489)	8,162	5,036
Mortgage loans	4,817	4,670
Limited partnership interests	8,078	7,505
Short-term, at fair value (amortized cost $4,256 and $3,027)	4,256	3,027
Other	4,005	3,852
Total investments	88,362	81,260
Cash	338	499
Premium installment receivables, net	6,472	6,154
Deferred policy acquisition costs	4,699	4,784
Reinsurance and indemnification recoverables, net	9,211	9,565
Accrued investment income	600	600
Property and equipment, net	1,145	1,045
Goodwill	2,545	2,530
Other assets	3,534	3,007
Separate Accounts	3,044	2,805
Total assets	$119,950	$112,249
Liabilities
Reserve for property and casualty insurance claims and claims expense	$27,712	$27,423
Reserve for life-contingent contract benefits	12,300	12,208
Contractholder funds	17,692	18,371
Unearned premiums	15,343	14,510
Claim payments outstanding	929	1,007
Deferred income taxes	1,154	425
Other liabilities and accrued expenses	9,147	7,737
Long-term debt	6,631	6,451
Separate Accounts	3,044	2,805
Total liabilities	93,952	90,937
Shareholders’ equity
Preferred stock and additional capital paid-in, $1 par value, 25 million shares authorized, 92.5 thousand and 79.8 thousand shares issued and outstanding, $2,313 and $1,995 aggregate liquidation preference	2,248	1,930
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 319 million and 332 million shares outstanding	9	9
Additional capital paid-in	3,463	3,310
Retained income	48,074	44,033
Deferred Employee Stock Ownership Plan expense	—	(3)
Treasury stock, at cost (581 million and 568 million shares)	(29,746)	(28,085)
Accumulated other comprehensive income:
Unrealized net capital gains and losses:
Unrealized net capital gains and losses on fixed income securities with OTTI	70	75
Other unrealized net capital gains and losses	2,094	(51)
Unrealized adjustment to DAC, DSI and insurance reserves	(277)	(26)
Total unrealized net capital gains and losses	1,887	(2)
Unrealized foreign currency translation adjustments	(59)	(49)
Unamortized pension and other postretirement prior service credit	122	169
Total accumulated other comprehensive income	1,950	118
Total shareholders’ equity	25,998	21,312
Total liabilities and shareholders’ equity	$119,950	$112,249

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018

Revenues
Property and casualty insurance premiums	$9,194	$8,707	$36,076	$34,048
Life premiums and contract charges	627	625	2,501	2,465
Other revenue	260	257	1,054	939
Net investment income	689	786	3,159	3,240
Realized capital gains and losses:
Total other-than-temporary impairment (“OTTI”) losses	(4)	(5)	(48)	(13)
OTTI losses reclassified to (from) other comprehensive income	—	1	1	(1)
Net OTTI losses recognized in earnings	(4)	(4)	(47)	(14)
Sales and valuation changes on equity investments and derivatives	706	(890)	1,932	(863)
Total realized capital gains and losses	702	(894)	1,885	(877)
Total revenues	11,472	9,481	44,675	39,815

Costs and expenses
Property and casualty insurance claims and claims expense	5,749	6,067	23,976	22,778
Life contract benefits	518	488	2,039	1,973
Interest credited to contractholder funds	153	165	640	654
Amortization of deferred policy acquisition costs	1,382	1,336	5,533	5,222
Operating costs and expenses	1,516	1,508	5,690	5,594
Pension and other postretirement remeasurement gains and losses	(251)	500	114	468
Restructuring and related charges	14	12	41	67
Amortization of purchased intangibles	30	36	126	105
Impairment of purchased intangibles	51	—	106	—
Interest expense	82	81	327	332
Total costs and expenses	9,244	10,193	38,592	37,193

Gain on disposition of operations	3	2	6	6

Income (loss) from operations before income tax expense	2,231	(710)	6,089	2,628

Income tax expense (benefit)	458	(168)	1,242	468

Net income (loss)	1,773	(542)	4,847	2,160

Preferred stock dividends	66	43	169	148

Net income (loss) applicable to common shareholders	$1,707	$(585)	$4,678	$2,012

Earnings per common share:

Net income applicable to common shareholders per common share – Basic	$5.32	$(1.71)	$14.25	$5.78

Weighted average common shares – Basic	320.7	341.9	328.2	347.8

Net income applicable to common shareholders per common share – Diluted	$5.23	$(1.71)	$14.03	$5.70

Weighted average common shares – Diluted	326.3	347.1	333.5	353.2

Definitions of Non-GAAP Measures
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Adjusted net income is net income applicable to common shareholders, excluding:

•
realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in adjusted net income,

•	pension and other postretirement remeasurement gains and losses, after-tax,

•	valuation changes on embedded derivatives not hedged, after-tax,

•
amortization of deferred policy acquisition costs (“DAC”) and deferred sales inducements (“DSI”), to the extent they resulted from the recognition of certain realized capital gains and losses or valuation changes on embedded derivatives not hedged, after-tax,

•	business combination expenses and the amortization or impairment of purchased intangibles, after-tax,

•	gain (loss) on disposition of operations, after-tax, and

•
adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income applicable to common shareholders is the GAAP measure that is most directly comparable to adjusted net income.
We use adjusted net income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, pension and other postretirement remeasurement gains and losses, valuation changes on embedded derivatives not hedged, business combination expenses and the amortization or impairment of purchased intangibles, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items. Realized capital gains and losses, pension and other postretirement remeasurement gains and losses, valuation changes on embedded derivatives not hedged and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Consistent with our intent to protect results or earn additional income, adjusted net income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes. These instruments are used for economic hedges and to replicate fixed income securities, and by including them in adjusted net income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments. Business combination expenses are excluded because they are non-recurring in nature and the amortization or impairment of purchased intangibles is excluded because it relates to the acquisition purchase price and is not indicative of our underlying business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, adjusted net income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine adjusted net income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Adjusted net income is used by management along with the other components of net income applicable to common shareholders to assess our performance. We use adjusted measures of adjusted net income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income applicable to common shareholders, adjusted net income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses adjusted net income as the denominator. Adjusted net income should not be considered a substitute for net income applicable to common shareholders and does not reflect the overall profitability of our business.

The following tables reconcile net income applicable to common shareholders and adjusted net income. Taxes on adjustments to reconcile net income applicable to common shareholders and adjusted net income generally use a 21% effective tax rate and are reported net of income taxes as the reconciling adjustment.

($ in millions, except per share data)	Three months ended December 31,
	Consolidated		Per diluted common share
	2019	2018	2019	2018
Net income (loss) applicable to common shareholders	$1,707	$(585)	$5.23	$(1.71)
Realized capital gains and losses, after-tax	(553)	704	(1.69)	2.03
Pension and other postretirement remeasurement gains and losses, after-tax	(199)	395	(0.61)	1.15
Valuation changes on embedded derivatives not hedged, after-tax	—	2	—	0.01
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives not hedged, after-tax	3	1	0.01	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	—	(1)	—	—
Business combination expenses and the amortization of purchased intangibles, after-tax	24	35	0.07	0.10
Impairment of purchased intangibles, after-tax	40	—	0.12	—
Gain on disposition of operations, after-tax	(2)	(1)	—	—
Tax Legislation expense	—	2	—	0.01
Adjusted net income*	$1,020	$552	$3.13	$1.59

	Twelve months ended December 31,
	Consolidated		Per diluted common share
	2019	2018	2019	2018
Net income applicable to common shareholders	$4,678	$2,012	$14.03	$5.70
Realized capital gains and losses, after-tax	(1,488)	688	(4.46)	1.95
Pension and other postretirement remeasurement gains and losses, after-tax	90	370	0.27	1.05
Valuation changes on embedded derivatives not hedged, after-tax	15	(3)	0.05	(0.01)
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives not hedged, after-tax	5	7	0.01	0.02
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(2)	(2)	(0.01)	(0.01)
Business combination expenses and the amortization of purchased intangibles, after-tax	100	90	0.30	0.25
Impairment of purchased intangibles, after-tax	83	—	0.25	—
Gain on disposition of operations, after-tax	(4)	(4)	(0.01)	(0.01)
Tax Legislation benefit	—	(29)	—	(0.08)
Adjusted net income*	$3,477	$3,129	$10.43	$8.86

Adjusted net income return on common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month adjusted net income by the average of common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on common shareholders’ equity is the most directly comparable GAAP measure. We use adjusted net income as the numerator for the same reasons we use adjusted net income, as discussed above. We use average common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily attributable to the company’s earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income applicable to common shareholders and return on common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine adjusted net income return on common shareholders’ equity from return on common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of adjusted net income return on common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have adjusted net income return on common shareholders’ equity and return on common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. We also provide it to facilitate a comparison to our long-term adjusted net income return on common shareholders’ equity goal. Adjusted net income return on common shareholders’ equity should not be considered a substitute for return on common shareholders’ equity and does not reflect the overall profitability of our business.
The following tables reconcile return on common shareholders’ equity and adjusted net income return on common shareholders’ equity.

($ in millions)	For the twelve months ended December 31,
	2019	2018
Return on common shareholders’ equity
Numerator:
Net income applicable to common shareholders	$4,678	$2,012
Denominator:
Beginning common shareholders’ equity (1)	$19,382	$20,805
Ending common shareholders’ equity (1)	23,750	19,382
Average common shareholders’ equity	$21,566	$20,094
Return on common shareholders’ equity	21.7%	10.0%

($ in millions)	For the twelve months ended December 31,
	2019	2018
Adjusted net income return on common shareholders’ equity
Numerator:
Adjusted net income *	$3,477	$3,129

Denominator:
Beginning common shareholders’ equity (1)	$19,382	$20,805
Less: Unrealized net capital gains and losses	(2)	1,662
Adjusted beginning common shareholders’ equity	19,384	19,143

Ending common shareholders’ equity (1)	23,750	19,382
Less: Unrealized net capital gains and losses	1,887	(2)
Adjusted ending common shareholders’ equity	21,863	19,384
Average adjusted common shareholders’ equity	$20,624	$19,264
Adjusted net income return on common shareholders’ equity *	16.9%	16.2%
_____________
(1) Excludes equity related to preferred stock of $2,248 million as of December 31, 2019, $1,930 million as of December 31, 2018 and $1,746 million as of December 31, 2017.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization or impairment of purchased intangibles (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization or impairment of purchased intangibles on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization or impairment of purchased intangibles. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves, which could increase or decrease current year net income. Amortization or impairment of purchased intangibles relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the underlying combined ratio. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.
The following tables reconcile the respective combined ratio to the underlying combined ratio. Underwriting margin is calculated as 100% minus the combined ratio.

Property-Liability	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
Combined ratio	88.7	96.6	92.0	93.2
Effect of catastrophe losses	(3.3)	(11.4)	(7.3)	(8.7)
Effect of prior year non-catastrophe reserve reestimates	0.1	1.1	0.4	0.8
Effect of impairment of purchased intangibles	(0.6)	—	(0.1)	—
Underlying combined ratio*	84.9	86.3	85.0	85.3

Effect of prior year catastrophe reserve reestimates	(0.1)	(0.3)	0.1	0.1

Allstate brand - Total	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
Combined ratio	87.3	96.0	90.7	92.2
Effect of catastrophe losses	(3.4)	(12.3)	(7.5)	(9.0)
Effect of prior year non-catastrophe reserve reestimates	0.1	1.2	0.8	1.1
Underlying combined ratio*	84.0	84.9	84.0	84.3

Effect of prior year catastrophe reserve reestimates	(0.1)	(0.3)	0.1	—

Allstate brand - Auto Insurance	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
Combined ratio	92.8	92.4	92.0	91.3
Effect of catastrophe losses	—	(1.0)	(1.7)	(1.6)
Effect of prior year non-catastrophe reserve reestimates	—	1.7	1.4	2.0
Underlying combined ratio*	92.8	93.1	91.7	91.7

Effect of prior year catastrophe reserve reestimates	(0.2)	—	(0.1)	(0.2)

Allstate brand - Homeowners Insurance	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
Combined ratio	74.3	105.3	87.7	92.9
Effect of catastrophe losses	(13.4)	(44.6)	(24.8)	(30.5)
Effect of prior year non-catastrophe reserve reestimates	0.2	0.9	0.1	0.8
Underlying combined ratio*	61.1	61.6	63.0	63.2

Effect of prior year catastrophe reserve reestimates	0.4	(1.1)	0.8	0.8

Esurance brand - Total	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
Combined ratio	107.0	101.8	102.1	101.3
Effect of catastrophe losses	(0.8)	(1.2)	(2.4)	(2.8)
Effect of prior year non-catastrophe reserve reestimates	—	(0.6)	(0.1)	(0.1)
Effect of amortization of purchased intangibles	(0.2)	(0.2)	(0.1)	(0.1)
Effect of impairment of purchased intangibles	(9.6)	—	(2.5)	—
Underlying combined ratio*	96.4	99.8	97.0	98.3

Effect of prior year catastrophe reserve reestimates	—	—	—	0.1

Encompass brand - Total	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
Combined ratio	93.3	101.6	99.3	98.2
Effect of catastrophe losses	(4.7)	(3.9)	(11.3)	(10.0)
Effect of prior year non-catastrophe reserve reestimates	(0.4)	3.5	0.6	2.3
Underlying combined ratio*	88.2	101.2	88.6	90.5

Effect of prior year catastrophe reserve reestimates	(0.4)	—	0.9	1.2

Combined ratio excluding the effect of impairment of purchased intangibles (“combined ratio excluding impairment”) is a non-GAAP ratio, which is computed as the difference between the GAAP operating ratios: the combined ratio and the effect of the impairment of purchased intangibles on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by impairment of purchased intangibles. Impairment of purchased intangibles relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate this component separately and in the aggregate when reviewing our underwriting performance. The most directly comparable GAAP measure is the combined ratio. The combined ratio excluding impairment should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.
The following tables reconcile the respective combined ratio to the combined ratio excluding impairment.

	Three months ended December 31, 2019
	Property-Liability	Allstate Protection - auto insurance	Esurance	Esurance - auto insurance
Combined ratio	88.7	94.2	107.0	109.0
Effect of impairment of purchased intangibles	(0.6)	(0.8)	(9.6)	(10.2)
Combined ratio excluding impairment*	88.1	93.4	97.4	98.8

	Twelve months ended December 31, 2019
	Property-Liability	Allstate Protection - auto insurance	Esurance	Esurance - auto insurance
Combined ratio	92.0	93.0	102.1	102.4
Effect of impairment of purchased intangibles	(0.1)	(0.2)	(2.5)	(2.6)
Combined ratio excluding impairment*	91.9	92.8	99.6	99.8

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